Exhibit 10.1

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of January 22, 2025

among

THE RMR GROUP LLC, a Maryland limited liability company,

as the Borrower,

THE RMR GROUP INC., a Maryland corporation,

as the Parent Guarantor,

RMR RESIDENTIAL MANAGEMENT GROUP LLC, a Maryland limited liability company, as an Additional Guarantor,

THE INITIAL LENDERS NAMED HEREIN,

as the Initial Lenders,

and

CITIBANK, N.A.,

as the Administrative Agent and as the Collateral Agent,

with

BANK OF AMERICA, N.A. and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

BOFA SECURITIES, INC.,
CITIBANK, N.A. and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers

and

CITIBANK, N.A.,

as Sole Book Running Manager

i

SECTION 2.18.	Replacement of Lenders	50

ARTICLE III
CONDITIONS OF Closing and LENDING

SECTION 3.01.	Conditions Precedent to	51

SECTION 3.02.	Conditions Precedent to Each Borrowing Extension and Increase	54

SECTION 3.03.	Determinations Under Section 3.02	54

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Loan Parties	55

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01.	Affirmative Covenants	60

SECTION 5.02.	Negative Covenants	63

SECTION 5.03.	Reporting Requirements	69

SECTION 5.04.	Financial Covenants	72

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	72

ARTICLE VII
GUARANTY

SECTION 7.01.	Guaranty; Limitation of Liability	74

SECTION 7.02.	Guaranty Absolute	75

SECTION 7.03.	Waivers and Acknowledgments	76

SECTION 7.04.	Subrogation	77

SECTION 7.05.	Guaranty Supplements	77

SECTION 7.06.	Indemnification by Guarantors	77

SECTION 7.07.	Subordination	78

SECTION 7.08.	Continuing Guaranty	79

SECTION 7.09.	Keepwell	79

ii

iii

iv

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Investment Assets
Part I		Investment Assets
Part II		Excluded Investment Assets
Schedule III	-	Management Contracts
Part I		Management Contracts
Part II		Excluded Management Contracts

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Section 2.11(g) U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	-	Form of Section 2.11(g) U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	-	Form of Section 2.11(g) U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	-	Form of Section 2.11(g) U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 22, 2025 (this “Agreement”) among THE RMR GROUP LLC, a Maryland limited liability company (the “Borrower”), THE RMR GROUP INC., a Maryland corporation (the “Parent Guarantor”), RMR RESIDENTIAL MANAGEMENT GROUP LLC, a Maryland limited liability company (f/k/a CARROLL MANAGEMENT GROUP, LLC, a Georgia limited liability company) (“RMRR”, and, together with the Parent Guarantor and any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (collectively, the “Initial Lenders”), CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent”) for the Lenders (as hereinafter defined), Citibank, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article IX, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”), for the Secured Parties (as hereinafter defined), with BANK OF AMERICA, N.A. and PNC BANK, NATIONAL ASSOCIATION, as co-syndication agents, Citibank, BOFA SECURITIES, INC., and PNC CAPITAL MARKETS LLC, as joint lead arrangers, and Citibank as the sole book running manager (together, the “Arrangers”).

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.16(d).

“Accession Agreement” has the meaning specified in Section 2.16(d)(A).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted Daily Simple SOFR” means, for any U.S. Government Securities Business Day, an interest rate per annum equal to (a) Daily Simple SOFR for such U.S. Government Securities Business Day, plus (b) 0.10% (10 basis points); provided, however, that in no event shall Adjusted Daily Simple SOFR be less than the Floor.

“Adjusted DSS Advance” means an Advance that bears interest by reference to Adjusted Daily Simple SOFR.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period, plus (b)(i) 0.10% (10 basis points) (the “Term SOFR Adjustment”); provided, however, that in no event shall Adjusted Term SOFR be less than the Floor.

“Adjusted Term SOFR Advance” means an Advance that bears interest by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 1615 Brett Road, OPS III, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term Finance, Reference: The RMR Group, Attention: Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Advance” has the meaning specified in Section 2.01.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies or day-to-day operations of such Person, whether through the ownership of Voting Interests, by contract, management agreement or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Annual Financial Statements” means the audited Consolidated balance sheets of Parent Guarantor as at September 30, 2024, and the related Consolidated statements of income and Consolidated statements of cash flows of Parent Guarantor for the fiscal year then ended.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Parent Guarantor or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s SOFR Lending Office in the case of an Adjusted Term SOFR Advance or Adjusted DSS Advance.

“Applicable Margin” means (a) for Adjusted Term SOFR Advances and Adjusted DSS Advances, two and twenty-five hundredths percent (2.25%) per annum and (b) for Base Rate Advances, one and twenty-five hundredths percent (1.25%) per annum.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b) and (c) pursuant to procedures approved by the Administrative Agent.

“Approved Electronic Platform” has the meaning specified in Section 10.02(c).

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Investment Assets and Joint Venture Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit D hereto or any other form (including electronic documentation generated by use of an Approved Electronic Platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark that is a term rate, as applicable, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, the UK Bail-In Legislation and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate, (b) ½ of 1% per annum above the Federal Funds Rate and (c) Adjusted Term SOFR for a one-month Interest Period in effect on such day plus 1% per annum (taking into account any floor set forth in the definition of Adjusted Term SOFR); provided, however, that in no circumstance shall the Base Rate be less than the Floor. Citibank’s base rate is a rate set by Citibank based upon various factors, including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.06(d) or 2.06(e), then the Base Rate shall be equal to the higher of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means an Advance that bears interest by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.06(e), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to

(a)           any Benchmark Transition Event occurring while the Benchmark is Term SOFR, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i) Adjusted Daily Simple SOFR; or

(ii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or

(b)           any Benchmark Transition Event occurring while the Benchmark is Daily Simple SOFR, the alternative set forth in clause (a)(ii) above for the applicable Benchmark Replacement Date.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Business Day, the definition of Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of Benchmark Replacement, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters, excluding any changes to material economic terms) that the Administrative Agent reasonably determines, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of Benchmark Transition Event, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

 (b)          in the case of clause (c) of the definition of Benchmark Transition Event, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, however, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

 For the avoidance of doubt, if such Benchmark is a term rate, a Benchmark Replacement Date will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.24(b).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with PNC Bank, ABA No. 031207607, Account No. 8026300913 (or such other account as the Borrower shall specify in writing to the Administrative Agent).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP (as in effect prior to the adoption of Accounting Standards Codification No. 842), recorded as capitalized leases.

“Cash EBITDA” means EBITDA for the applicable period minus non-cash items increasing net income for such period (excluding any non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Change of Control” means the occurrence of any of the following: (a) Key Person no longer has the power directly or indirectly to direct or cause the direction of the management and policies or day-to-day operations of any of the Loan Parties, whether through the ownership of Voting Interests, by contract, management agreement or otherwise; or (b) the Parent Guarantor ceases to be the direct beneficial owner (through its Equity Interests in Borrower) of at least 51% of the Equity Interests in the Borrower; or (c) the Parent Guarantor ceases to be the indirect beneficial owner (through its Equity Interests in Borrower) of at least 51% of the Equity Interests in RMR Residential Management Group LLC or Borrower ceases to be the direct beneficial owner of 100% of the Equity Interests in RMR Residential Management Group LLC; or (d) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it other than pursuant to the Collateral Documents.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” means the Effective Date, which the parties hereto acknowledge is January 22, 2025.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties and includes, without limitation, all Management Contracts and all Investment Assets, provided that the Collateral shall not include any Excluded Management Contracts, Excluded Investment Assets or any other Excluded Assets.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Control Agreements and any other agreement entered into by a Loan Party that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04 or Section 2.16, respectively.

“Commitment Date” has the meaning specified in Section 2.16(b).

“Commitment Increase” has the meaning specified in Section 2.16(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Base Rate, the definition of Business Day, the definition of U.S. Government Securities Business Day, the definition of Interest Period or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters, excluding any changes to material economic terms) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes imposed on or measured by net income (however denominated) or franchise Taxes or branch profits Taxes.

“Consent Request Date” has the meaning specified in Section 10.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation and without duplication (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Equity Interests issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject (excluding, in each case, a Loan Document).

“Control Agreements” has the meaning specified in the Security Agreement.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06(d), 2.06(e), 2.08 or 2.09.

“Covered Entity” has the meaning specified in Section 10.24(b).

“Covered Party” has the meaning specified in Section 10.24(a).

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case as published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 P.M. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, the Daily Simple SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then the Daily Simple SOFR for such SOFR Determination Day will be the Daily Simple SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such Daily Simple SOFR was published on the SOFR Administrator’s Website; provided that any Daily Simple SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on each Advance shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations (other than contingent amounts and expenses for which no claim or demand has been made) shall have been indefeasibly paid in full in cash, and (c) the Commitments shall have expired or been terminated.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days or any unsecured earn-out obligation or other contingent obligation incurred as consideration for an acquisition until (x) such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP or (y) the liability on account of any such obligation becomes fixed, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Contingent Obligations of such Person, (j) all Obligations under any Repo Line and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (valued, in the case of any such Debt as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Debt that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provides that such Person is not liable therefor. The amount of the obligations of any Person in respect of any Hedge Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Debt Rating” shall mean, as of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Parent Guarantor issued by such rating agency prior to such date; provided, however, that (a) if the Debt Ratings issued by Moody’s and S&P differ and such difference is less than two levels, the higher of such Debt Ratings shall apply and (b) if the Debt Ratings issued by Moody’s and S&P differ and such difference is two or more levels, the Debt Rating one level below the higher of such Debt Ratings shall apply. At any time, if either of Moody’s or S&P shall no longer perform the functions of a securities rating agency, then (x) the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and (y) pending such amendment, (i) the Debt Rating of the other of rating agency described herein, if one has been provided, shall continue to apply and (ii) if such Debt Rating is one of the ratings identified in the definition of Investment Grade Rating, then the Parent Guarantor will be deemed to have achieved an Investment Grade Rating during such time.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Right” has the meaning specified in Section 10.24(b).

“Defaulting Lender” means, subject to Section 2.17(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make (x) an Advance, or (y) any other payment, in each case when due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice), (ii) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (v) any Lender that has, or whose Parent Company has, become the subject of a Bail-In Action or (vi) any Lender that is a Potential Defaulting Lender, provided that in each case, neither the reallocation of funding obligations provided for in Section 2.17(c) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender, and provided further that a Lender shall not be a Defaulting Lender solely by virtue of (I) the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority, or (II) if such Lender or its direct or indirect Parent Company is solvent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such Parent Company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest or appointment, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.17(c)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Departing Lender” has the meaning specified in Section 2.18.

“Deposit Account” means any “deposit account” (as that term is defined in the UCC).

“Deposit Account Control Agreements” has the meaning specified in the Security Agreement.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Termination Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person which Person has been designated by the Borrower as a “Disqualified Lender” by written notice to the Administrative Agent not less than ten (10) Business Days prior to such date; provided that “Disqualified Lenders” shall exclude (i) any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time and (ii) and any Lender or Participant that subsequently becomes a Disqualified Lender (but that was not a Disqualified Lender on the Effective Date or at the time it became a Lender or Participant. The list of Disqualified Lenders shall be made available to all Lenders by posting such list to the Approved Electronic Platform.

“Division” and “Divide” each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant a plan of division or otherwise.

“Dollars” and the “$” each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“DSS Interest Payment Date” means, with respect to each Adjusted DSS Advance, the earlier of (a) last Business Day of each month and (b) the Termination Date.

“EBITDA” means, at any date of determination, an amount equal to the sum of the following items, in each for the four consecutive fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024, as the case may be: (a) the sum of (i) net income (or net loss) (excluding gains or losses from (A) extraordinary, infrequent, and unusual items, (including (x) one-time costs and payments in connection with actual or prospective litigation, legal settlements, fines, judgments or orders and (y) costs of, and payments in connection with, corporate reorganizations and other non-ordinary course transactions), (B) the income (or loss) of (1) any Person that is not a Subsidiary but whose accounts would be Consolidated with those of the Parent Guarantor in the Parent Guarantor’s Consolidated financial statements in accordance with GAAP or (2) any other Person (other than a Subsidiary) in which the Parent Guarantor or a Subsidiary has an ownership interest (including any joint venture), but amounts in respect of the income of any such Person referred to in (1) or (2) when actually received by the Parent Guarantor or such Subsidiary in the form of dividends or similar distributions shall not be excluded, (C) the cumulative effect of any change in accounting principles or policies in accordance with GAAP during such period, and (D) any non-cash gains, charges or losses), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, and (v) amortization expense, in each case of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income of such Joint Venture, non-recurring items, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided, however, that for purposes of this definition, (x) in the case of any acquisition or disposition of any direct or indirect interest in any asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired asset’s actual EBITDA (computed as if such asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the asset so disposed of during such four fiscal quarter period, (y) there shall be no rent-leveling adjustments made (and only cash rents will be used) when computing EBITDA and (z) any Incentive Fees accounting for more than 40% of EBITDA for such four fiscal quarter period shall be excluded.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions set forth in Section 3.01 shall be satisfied.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved pursuant to Section 10.07(a)(v), provided, however, that in no circumstances shall any Loan Party, any Affiliate of a Loan Party, any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), any Disqualified Lender or any Defaulting Lender qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement in each case of any Governmental Authority and relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Erroneous Payment” has the meaning specified in Section 9.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.09(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.09(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.09(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.09(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Management & Advisory Services Revenues” means, with respect to any calculation of Recourse Cash EBITDA, the portion of income in excess of 35% of such Recourse Cash EBITDA during the applicable period that is attributable to business management, advisory, property management, construction supervision and other non-reimbursable revenues and that are derived from any Person as to which any Loan Party provides management services pursuant to a Contractual Obligation.

“Excluded Assets” means (i) any directly held investment property or general intangibles, or any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party or fee receivables or other rights to receive income, if under the terms of any organizational document or agreement relating thereto (in the case of directly held investment property or general intangibles) or such contract, lease, permit, license, license agreement, organizational document or other agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or by a Contractual Obligation and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, license agreement, organizational document or other agreement has not been obtained (provided, however, that (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clause (i) shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Securities, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Securities); (ii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided, however, that upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iii) any Deposit Account exclusively used for all or any of the following purposes: payroll, benefits, taxes, trusts, utility payments, escrow, customs, insurance impress accounts, other fiduciary purposes or compliance with legal requirements to the extent such legal requirements prohibit the granting of a Lien thereon; or (iv) the Equity Interests issued by Tremont Realty Capital LLC.

“Excluded Investment Asset” means any Investment Asset that is an Excluded Asset, which Excluded Investment Assets are excluded from the Collateral. A list of the Excluded Investment Assets as of the Closing Date is set forth on Part II of Schedule II.

“Excluded Management Contracts” means any Management Contract that is an Excluded Asset, which Excluded Management Contracts are excluded from the Collateral. A list of the Excluded Management Contracts as of the Closing Date is set forth on Part II of Schedule III.

“Excluded Subsidiary” means any Subsidiary of any Loan Party that (i) is prohibited or restricted as a matter of law or by a Contractual Obligation (so long as such Contractual Obligation was not entered into solely in contemplation of such Person becoming an Excluded Subsidiary) from providing a guaranty of the Obligations, and such prohibition or restriction has not been waived or the consent of the other party to such Contractual Obligation has not been obtained, (ii) the guarantee of the Obligations by such Subsidiary could reasonably be expected to result in a materially adverse tax or accounting consequence (as determined by the Borrower in consultation with the Administrative Agent) or (iii) a guarantee of the Obligations (or enforcement of such guarantee or exercise of remedies with respect to the assets of such Subsidiary, including its Equity Interests) could reasonably be expected to result in an assignment under the Investment Advisors Act of 1940.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18 or Section 10.01(b)) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and Section 2.11(g) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any Taxes attributable to a Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register.

“Existing Debt” means Debt for Borrowed Money of each Loan Party and its Subsidiaries outstanding on the Effective Date.

“Extension Date” has the meaning specified in Section 2.15.

“Extension Fee” has the meaning specified in Section 2.07(c).

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation or application thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, an analogous rate determined by the Administrative Agent with reference to another commercially available source or sources designated by the Administrative Agent; provided, however, that in no circumstance shall the Federal Funds Rate be less than the Floor.

“Fee Letter” means any separate letter agreement executed and delivered by the Borrower or an Affiliate of the Borrower and to which the Administrative Agent or an Arranger is a party, as the same may be amended, restated or replaced from time to time.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on September 30 in any calendar year.

“Floor” means zero percent (0.00%) per annum.

“Foreign Lender” has the meaning specified in Section 2.11(g)(ii).

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest would not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Incentive Fees” means any “Incentive Fee” as defined under a Management Contract or any similar fee paid to the manager in excess of the base fee provided for thereunder in consideration for the manager achieving a certain performance threshold or thresholds.

“Increase Date” has the meaning specified in Section 2.16(a).

“Increasing Lender” has the meaning specified in Section 2.16(b).

“Indemnified Costs” has the meaning specified in Section 9.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 10.13.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Intellectual Property” has the meaning specified in Section 4.01(v).

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Cash EBITDA to (b) Interest Expenses (i) for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c) as the case may be, or ii) if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024, as the case may be.

“Interest Expense” means the sum of cash interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Loan Parties and their Subsidiaries (without duplication) for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024, as the case may be.

“Interest Period” means, for each Adjusted Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Adjusted Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Adjusted Term SOFR Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, in each case subject to availability, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period with respect to any Adjusted Term SOFR Advance that ends after the Termination Date;

(b)           Interest Periods commencing on the same date for Adjusted Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Debt of, or purchase or other acquisition of any Debt of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or other acquisition of any real property. Any binding commitment to make an Investment, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment; provided, however, that in the case of a binding commitment to make an Investment in replacement of an existing Investment, the amount of such binding commitment shall only be counted to the extent it exceeds the amount of the existing Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Asset” means the interest of any Loan Party (including a Person that becomes a Loan Party pursuant to Section 5.01(j)(ii)) in (a) Deposit Accounts and Securities Accounts; (b) general intangibles; and (c) other rights to receive income set forth on Part I of Schedule II hereto (as supplemented from time to time in accordance with the provisions hereof), exclusive of Management Contracts.

“Investment Grade Rating” shall mean a Debt Rating of BBB- or better from S&P and a Debt Rating of Baa3 or better from Moody’s.

“Joint Venture” means any joint venture or other Person (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture directly or indirectly held by the Parent Guarantor and any of its wholly-owned Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“Key Person” means Adam D. Portnoy.

“Key Person Event” shall occur when Key Person fails to dedicate requisite and meaningful business time and attention to the investment and other activities of the Borrower (whether due to death, disability, resignation, termination, attention to other matters or otherwise).

“Lender Insolvency Event” means that, other than in connection with an Undisclosed Administration, (a) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) such Lender or its Parent Company has become the subject of a Bail-In Action. Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.16 and each Person that shall become a Lender hereunder pursuant to Section 10.07 for so long as such Initial Lender, Acceding Lender or Person, as the case may be, shall be a party to this Agreement but does not include the Administrative Agent in its capacity as the Administrative Agent.

“Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Recourse Debt to (b) Recourse Cash EBITDA.

“Lien” means any lien, security interest, or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, or any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement (including the schedules and exhibits hereto), (b) the Notes, (c) the Fee Letter, (d) each Guaranty Supplement, (e) the Collateral Documents, and (f) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement and designated as a Loan Document, in each case, as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Management Contracts” means those contracts for investment management, business management, property management and/or advisory services in effect from time to time to which any Loan Party providing Collateral (including a Person that becomes a Loan Party pursuant to Section 5.01(j)(ii)) is a party as the manager, operator, adviser, administrator or in a similar role set forth on Schedule III hereto (as supplemented from time to time in accordance with the provisions hereof), in each case, excluding any such contract that is terminable upon 90 days’ notice (or less).

“Management Fee-generating Assets Under Management” equals, as of the last day of each fiscal quarter, the aggregate assets under management of the Loan Parties and their Subsidiaries in respect of which the Loan Parties and their Subsidiaries earn management, advisory, administration or other investment-related fees on the first day of the following fiscal quarter.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, financial condition, results of operations of the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document, (c) the ability of the Loan Parties, taken as a whole, to perform their payment Obligations under any Loan Document, or (d) the value of the Collateral.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, the termination of or default by Borrower or its Subsidiary under which, could be reasonably expected to have a Material Adverse Effect. Without limitation of the foregoing, each Management Contract shall be deemed to be a Material Contract hereunder.

“Material Debt” means (a) Recourse Debt of any Loan Party or Subsidiary of such Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an amount) of $20,000,000 or more, or (b) any other Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an amount) of $20,000,000 or more; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Debt outstanding under this Agreement. For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Maximum Rate” means the maximum non-usurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset of any Loan Party, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing Unsecured Debt generally prohibiting the encumbrance of assets shall not constitute a Negative Pledge so long as such provision is generally consistent (taking into account the fact that the Obligations are secured) with a comparable provision of the Loan Documents.

“Non-Consenting Lender” has the meaning specified in Section 10.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed any Obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or pledged or assigned or granted an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recordation, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 10.07(g).

“Participant Register” has the meaning specified in Section 10.07(g).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment Recipient” has the meaning specified in Section 9.09(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Perfection Requirements” means the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of incorporation, formation or organization, as applicable, of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties, the delivery to the Collateral Agent of any stock, partnership or membership certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank, the execution of Deposit Account Control Agreements with a depository bank with which a Deposit Account is held, the execution of Securities Account Control Agreements with the securities intermediary with which a Securities Account is held, and such other actions as are required under the UCC (including as may be imposed after the date hereof) to perfect any security interest in the Collateral.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies (i) that are not overdue for a period of more than 30 days or are subject to a Good Faith Contest or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days or are subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases; (f) pledges or deposits to secure trade contracts (other than for Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure letters of credit, bank guarantees or similar instruments posted to support payment of any such item); (g) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements; (h) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries, taken as a whole; (i) Liens granted in the ordinary course of business to secure liabilities for premiums or reimbursement obligations to insurance carriers, liabilities in respect of indemnification obligations under leases or other Contractual Obligations, and letters of credit, bank guarantees or similar instruments posted to support payment of any of the foregoing items; (j) Liens (i) of a collection bank arising under Section 4–208 of the UCC or other similar provisions of applicable laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set–off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent Guarantor or any Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the ordinary course of business by the Parent Guarantor or any Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry; and (k) Liens in favor of a commodity, brokerage, futures or security intermediary who holds a commodity, brokerage, futures or securities account, as applicable, on behalf of the Parent Guarantor or a Subsidiary provided such Lien encumbers only the related account and the property held therein.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of Lender Insolvency Event has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the Administrative Agent or the Borrower, in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.17(c)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non- Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Increased Commitment” has the meaning specified in Section 2.16(b).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the aggregate amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the Facility as in effect immediately prior to such termination).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means any loss, charge, fee, expense, cost, accrual or reserve of any kind (a) associated with, or in anticipation of, or preparation for, compliance with the requirements of Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, (b) relating to compliance with the provisions of the Securities Act and the Securities Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, or (c) relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Purchasing Lender” has the meaning specified in Section 2.16(e).

“QFC” has the meaning specified in Section 10.24(b).

“QFC Credit Support” has the meaning specified in Section 10.24.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Quarterly Financial Statements” means the unaudited Consolidated balance sheets of Parent Guarantor as at December 31, 2023, March 31, 2024 and June 30, 2024, and the related Consolidated statements of income and Consolidated statements of cash flows of Parent Guarantor for each such fiscal quarter then ended.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements and fixtures located thereon and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Recourse Cash EBITDA” means Cash EBITDA, adjusted to exclude (a) income derived from any asset subject to Non-Recourse Debt or a Repo Line and (b) Excess Management & Advisory Services Revenues.

“Recourse Debt” means Debt for which the borrower thereunder or the Parent Guarantor has personal or recourse liability in whole or in part, to the extent of such personal or recourse liability (it being understood that “Recourse Debt” shall include any Repo Line, to the extent of any personal or recourse liability thereunder and with respect to any such Debt for which personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, only such amount as has been claimed in writing as due under such Customary Carve-Out Agreements).

“Refinancing Debt” means, with respect to any Debt for Borrowed Money, any Debt for Borrowed Money extending the maturity of, or refunding or refinancing, in whole or in part, such Debt for Borrowed Money, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Collateral, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Debt for Borrowed Money shall not exceed the principal amount of the Debt for Borrowed Money being extended, refunded or refinanced plus the amount of any applicable premium, fees, expenses and undrawn commitments, and (c) the average life to maturity of such Refinancing Debt is greater than or equal to the remaining average life to maturity of the Debt being refinanced (as determined without giving effect to any prepayments that reduce amortization), and (d) such Refinancing Debt does not have different obligors, or greater guarantees or security, than the Debt being refinanced, unless the incurrence of such Refinancing Debt, guarantees or security is permitted by a separate provision of this Agreement.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, consultants, service providers, advisors and representatives, including accountants, auditors and legal counsel, of such Persons and of such Persons’ Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” means an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Repo Line” means a line of credit pursuant to which the credit provider from time to time, upon the terms and conditions set forth in the applicable repo line repurchase agreement, agrees to enter into transactions in which a Loan Party or its Subsidiary transfers qualified mortgage loans to the credit provider against the transfer of funds by such credit provider, with a simultaneous agreement by the credit provider to transfer to the applicable Loan Party or its Subsidiary such purchased mortgage loans at a date certain against the transfer of funds by such Loan Party or it Subsidiary.

“Required Lenders” means, subject to Section 10.01(c), at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party (or its member, manager, managing member or similar controlling person), which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Payments” means, in the case of any Person, the declaration or payment of any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or to make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (including, in each case, by way of a Division), except for (i) any purchase, redemption or other acquisition of Equity Interests with the proceeds of issuances, or the issuance, of new Equity Interests (other than Disqualified Equity Interests) and (ii) any payments in connection with employee, trustee and director stock option plans or similar incentive arrangements.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctions” has the meaning specified in Section 4.01(u).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Investment Assets” means Investment Assets of the type described in clauses (a) and (c) of the definition of Investment Assets.

“Secured Debt” means Debt which is secured by any Lien on the assets of the Parent Guarantor or any of its Subsidiaries, without regard to whether such Debt is recourse.

“Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Security Agreement.

“Secured Parties” means the Agents and the Lenders.

“Securities” means the capital stock, partnership interests, membership interests, or other securities of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock, partnership interests, membership interests, or other equity interests and any other securities, including debt securities of such Person.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Account Control Agreement” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute, and the rules and regulations of the Securities Exchange Commission promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among the Loan Parties party thereto and the Collateral Agent.

“Selling Lender” has the meaning specified in Section 2.16(e).

“Senior Financing Transaction” means a financing transaction in which senior Unsecured Debt or senior Secured Debt is the obligation of any Loan Party or its Subsidiary (including, without limitation, (a) any issuance of senior Debt by the Borrower or the Parent Guarantor or any of their Subsidiaries pursuant to Rule 144A of the Securities Act, and (b) any senior term loan made to the Borrower or the Parent Guarantor or any of their Subsidiaries); provided that, if the obligations with respect to such senior Unsecured Debt or senior Secured Debt are limited to Customary Carve-Out Agreements, such debt shall not constitute a Senior Financing Transaction.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate per annum equal to the secured overnight financing rate for the applicable Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Determination Day” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “SOFR Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender may from time to time specify to the Borrower and the Administrative Agent.

“SOFR Rate Day” has the meaning specified in the definition of Daily Simple SOFR.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured (taking into account potential refinancing opportunities), (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account potential refinancing opportunities) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supported QFC” has the meaning specified in Section 10.24.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights of use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a sale and leaseback transaction).

“Term SOFR” means

(a)           for any calculation with respect to an Adjusted Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator on the Term SOFR Administrator’s Website; provided, however, that if as of 5:00 P.M. (New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 P.M. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” has the meaning specified in the definition of Adjusted Term SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Administrator’s Website” means the Term SOFR Administrator’s website, currently at http://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html (or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) the third anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.15 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance, and (c) with respect to an extension of the Termination Date pursuant to Section 2.15, the Extension Date.

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowing of Advances, the use of the proceeds thereof and the transactions related to the foregoing (including the payment of all fees, costs and expenses incurred in connection with the foregoing).

“Type” refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at Adjusted Term SOFR and Advances bearing interest at Adjusted Daily Simple SOFR.

“UCC” means the New York Uniform Commercial Code as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that terms set forth herein that are defined by reference to the UCC have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trust, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unsecured Debt” means all Debt of the Parent Guarantor and its Subsidiaries, but exclusive of (a) Secured Debt and (b) guarantee obligations in respect of Secured Debt.

“Unused Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

“Unused Fee” has the meaning specified in Section 2.07(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(g)(ii)(C).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) any Loan Party or (b) the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.         Computation of Time Periods. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.         Accounting Terms.

(a)            All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”).

(b)            If at any time after the Closing Date there are any changes in accounting principles required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that would result in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, and either the Borrower or the Required Lenders shall so request, then the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made. Such provisions shall be amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders. Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.03(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

SECTION 1.04.         Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.05.         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (ii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (iv) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (v) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.         The Advances. Each Lender severally, but not jointly, agrees, on the terms and conditions hereinafter set forth, to make advances in Dollars (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Advances made simultaneously by the Lenders ratably according to their Commitments. Within the limits of each Lender’s Unused Commitment in effect from time to time and prior to the Termination Date, the Borrower may, under the Commitments, borrow under this Section 2.01, prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01.

SECTION 2.02.         Making the Advances.

(a)            Each Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Adjusted Term SOFR Advances, or not later than 1:00 P.M. (New York City time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Adjusted DSS Advances or Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Adjusted Term SOFR Advances, the initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Adjusted Term SOFR Advances, and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Adjusted DSS Advances or Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account no later than 3:00 P.M. (New York City time) on the date of such Borrowing.

(b)            Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Adjusted Term SOFR Advances or Adjusted DSS Advances if (1) the aggregate amount of the related Borrowing is less than $5,000,000 or (2) the obligation of the Lenders to make Adjusted Term SOFR Advances or Adjusted DSS Advances shall then be suspended pursuant to Section 2.06(d), 2.06(e), 2.08 or 2.09 and (ii) there may not be more than five separate Interest Periods in effect hereunder at any time.

(c)            Each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided that the Borrower may state that such notice is conditioned upon the effectiveness of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that the Borrower shall indemnify each Lender against any actual loss, cost or expense incurred by such Lender as a result of its failure to fulfill, on or before the date specified for such Borrowing in such Notice of Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Adjusted Term SOFR Advances or Adjusted DSS Advances, the Borrower shall indemnify each Lender against any actual loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified for such Borrowing in such Notice of Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Adjusted Term SOFR Advances,(y) 11:00 A.M. (New York City time) on the date of any Borrowing consisting of Adjusted DSS Advances or (z) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally (but without duplication) agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)            Each Lender may, at its option, make any Advance available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrower in accordance with the terms of this Agreement, except that any such Lender shall not be entitled to compensation pursuant to this Agreement or otherwise for any increased costs as a result of such election, and (ii) nothing in this Section 2.02(f) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

SECTION 2.03.         Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Advances then outstanding.

SECTION 2.04.         Optional Termination or Reduction of the Commitments. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Unused Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments. Once terminated, a Commitment may not be reinstated.

SECTION 2.05.         Prepayments.

(a)            Optional. The Borrower may, upon same day notice in the case of Base Rate Advances, three U.S. Government Securities Business Days’ notice in the case of Adjusted Term SOFR Advances and one U.S. Government Securities Business Day’s notice in the case of Adjusted DSS Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of an Adjusted Term SOFR Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 10.04(c).

(b)           Mandatory.

(i)            The Borrower shall, if applicable on any Business Day, prepay an aggregate principal amount of the Advances to cause the outstanding Advances not to exceed the aggregate principal amount of the Commitments.

(ii)           Prepayments of the Facility made pursuant to clause (i) above shall be applied to prepay Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full.

(iii)           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.06.         Interest.

(a)            Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)            Adjusted Term SOFR Advances. During such periods as such Advance is an Adjusted Term SOFR Advance, subject to clause (e) below, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) Adjusted Term SOFR for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Adjusted Term SOFR Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Adjusted Term SOFR Advance shall be Converted or paid in full.

(iii)            Adjusted DSS Advances. During such periods as such Advance is an Adjusted DSS Advance, a rate per annum equal at all times to the sum of (A) Adjusted Daily Simple SOFR in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears on each DSS Interest Payment Date for such Adjusted DSS Advance and on the date such Adjusted DSS Advance shall be converted or paid in full.

(b)            Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Advance, 2% plus the rate otherwise applicable to such Advance as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Advance as provided in paragraph (a)(i) of this Section 2.06.

(c)            Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.08 or a notice of selection of an Interest Period pursuant to the definition of Interest Period, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) of this Section 2.06.

(d)            Inability to Determine Interest Rate. Subject to clause (e) below, if (x) Adjusted Term SOFR is unavailable and the Administrative Agent is unable to determine the Term SOFR Reference Rate for any Adjusted Term SOFR Advances, as provided in the definition of Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), or (y) Adjusted Daily Simple SOFR is unavailable and the Administrative Agent is unable to determine Daily Simple SOFR for any Adjusted DSS Advances, as provided in the definition of Adjusted Daily Simple SOFR (including because Daily Simple SOFR is not available or published on a current basis).

(i)            the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Adjusted Term SOFR Advances or Adjusted DSS Advances, as applicable,

(ii)           each such Advance will automatically, on the last day of the Interest Period in the case of an Adjusted Term SOFR Advance or on the next U.S. Government Securities Business Day in the case of an Adjusted DSS Advance, as applicable, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance),

(iii)          the obligation of the Lenders to make, or to Convert Advances into, Adjusted Term SOFR Advances or Adjusted DSS Advances, as applicable, shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and

(iv)          the Borrower may revoke any pending request for an Adjusted Term SOFR Advance, to Convert a Base Rate Advance to an Adjusted Term SOFR Advance or Adjusted DSS Advance, as applicable, or to continue an Adjusted Term SOFR Advance or Adjusted DSS Advance, as applicable; provided that if the Borrower does not so revoke any such request, the Borrower will be deemed to have requested a Base Rate Advance.

(e)            Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)            Replacing Benchmarks. If a Benchmark Transition Event occurs prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) of the definition of Benchmark Replacement for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and the definition of Adjusted Term SOFR shall be deemed modified to delete the addition of the Term SOFR Adjustment to Term SOFR for any calculation and (y) if a Benchmark Replacement is determined in accordance with clauses (a)(ii) or (2) of the definition of Benchmark Replacement for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 P.M. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(ii)            Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document (but subject to the Borrower’s consultation rights), any amendments implementing such Conforming Changes will become effective following written notice thereof to the Borrower without any further action or consent of any other party to this Agreement.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.06(e) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.06(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.06(e).

(iv)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Adjusted Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v)            Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (A) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (B) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The entity acting as Administrative Agent and its affiliates or other related entities may engage in transactions that, while undertaken in good faith, may affect the calculation of the Base Rate, any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate or any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.07.         Fees.

(a)            Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance or the Accession Agreement, as the case may be, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2025, and on the Termination Date. The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Commitment of such Lender during such period at the rate of 0.50% per annum.

(b)            Agents’ Fees. The Borrower shall pay to each Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and such Agent.

(c)            Extension Fee. The Borrower shall pay to the Administrative Agent on the Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 25 bps of each Lender’s Commitment then outstanding (the “Extension Fee”).

(d)            Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.07(a) and Section 2.07(c) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

SECTION 2.08.         Conversion of Advances.

(a)            Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.09, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Adjusted Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Adjusted Term SOFR Advances, any Conversion of Base Rate Advances into Adjusted Term SOFR Advances or Adjusted DSS Advances shall be in an amount not less than the minimum amount specified in Section 2.02(d), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(d) and each Conversion of Advances comprising part of the same Borrowing under the Facility shall be made ratably among the Lenders in accordance with their Commitments under the Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Adjusted Term SOFR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)            Mandatory.

(i)            If the Borrower shall fail to select the duration of any Interest Period for any Adjusted Term SOFR Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Adjusted Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a one-month Adjusted Term SOFR Advance.

(ii)            Under the circumstances described in Section 2.06(d) or 2.06(e), all outstanding Adjusted Term SOFR Advances shall be Converted to Base Rate Advances as provided in Section 2.06(d) or 2.06(e).

SECTION 2.09.         Increased Costs, Etc.

(a)            If, due to either (i) the introduction of or any change in, or in the interpretation or application of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) in each case, occurring after the date of this Agreement, (A) there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Adjusted Term SOFR Advances or Adjusted DSS Advances or (B) there shall be any reduction in the amount of any sum received or receivable by such Lender with respect thereto (excluding, for purposes of this Section 2.09, (x) lost profits and (y) any such increased costs resulting from Indemnified Taxes, Taxes described in clauses (b) through (e) of the definition of Excluded Taxes or Connection Income Taxes (as to which Section 2.11 shall govern), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.09(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the making of such a designation or assignment would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)            If any Lender determines that (i) the introduction of or any change in, or in the interpretation or application of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case, occurring after the date of this Agreement, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of such type; then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)            If, with respect to any (x) Adjusted Term SOFR Advances, the Required Lenders notify the Administrative Agent that Adjusted Term SOFR for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Adjusted Term SOFR Advances for such Interest Period, or (y) Adjusted DSS Advances, the Required Lenders notify the Administrative Agent that Adjusted Daily Simple SOFR will not adequately reflect the cost to such Lenders of making, funding or maintaining their Adjusted DSS Advances, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Adjusted Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, or Adjusted DSS Advance on the next U.S. Government Securities Business Day, as applicable, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Adjusted Term SOFR Advances or Adjusted DSS Advances, as applicable, shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)            Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, (i) the introduction of or any change in, or in the interpretation or application of, any law or regulation shall make it unlawful or (ii) any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Adjusted Term SOFR Advances or Adjusted DSS Advances or to continue to fund or maintain Adjusted Term SOFR Advances or Adjusted DSS Advances hereunder; then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (A) each Adjusted Term SOFR Advance or Adjusted DSS Advance, as applicable, will automatically, upon such demand, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Adjusted Term SOFR Advances and Adjusted DSS Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Adjusted Term SOFR Advances or Adjusted DSS Advances or to continue to fund or maintain Adjusted Term SOFR Advances or Adjusted DSS Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.10.         Payments and Computations.

(a)            The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set off (except as otherwise provided in Section 2.12), not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed, at the election of the Administrative Agent, to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.16 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)            All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR Reference Rate, Daily Simple SOFR or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Adjusted Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority:

(i)            first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)            second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 10.04, Section 20 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)           third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.09 and 2.11 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;

(iv)           fourth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.07(c) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(v)            fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.06(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vi)           sixth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lenders under Section 2.06(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vii)          seventh, to the payment of any other accrued and unpaid interest comprising Obligations of the Loan Parties owing under or in respect of the Loan Documents that is due and payable on such date, ratably based upon the respective aggregate amounts of all such interest owing to the respective obligees thereof on such date; and

(viii)         eighth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the respective obligees thereof on such date.

SECTION 2.11.         Taxes.

(a)            Any and all payments by or on account of any Obligation of any Loan Party or any Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Without duplication of Sections 2.11(a) or 2.11(b), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient, or required to be deducted or withheld from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, except for any Taxes attributable to a Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within ten days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d)            Each Lender shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to such Lender from any other source against any amount due to such Agent under this Section 2.11(d).

(e)            As soon as practicable after, but in any case within 30 days after, the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a U.S. Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.11, the term “United States” shall have the meaning specified in Section 7701(a)(9) of the Internal Revenue Code.

(f)            Any Lender that is entitled to an exemption from, or reduction of, withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(i), (ii) and (iv)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)            Without limiting the generality of Section 2.11(f),

(i)            each Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, on or about the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or Accession Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)            each Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, on or about the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or Accession Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with whichever of the following is applicable:

(A)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United Sates is a party, (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed originals of Internal Revenue Service Form W-8ECI;

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit E-1 hereto to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

(D)            to the extent that the Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(iii)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) if such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i)             For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or subsection (g) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j)             Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(k)            In the event that an additional payment is made under Section 2.11(a) or (c) for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender or the Administrative Agent, or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(l)            Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.11 shall survive the resignation or replacement of any Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.12.         Sharing of Payments, Etc. Subject to the provisions of Section 2.10(f), if any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.13.         Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for (i) general corporate purposes of the Borrower and its Subsidiaries, (ii) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents and (iii) any other purpose not prohibited by applicable law or the Loan Documents. The Borrower will not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of, or targeted by, Sanctions and where such activities or businesses are in violation of such Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

SECTION 2.14.         Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)            The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that (i) in the event of a conflict between the Register and a Lender’s record, the Register shall control, and (ii) the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.15.         Extension of Termination Date. At least 30 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, on the terms and conditions hereinafter set forth, with respect to the Commitments then outstanding, a single one-year extension of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as of the Extension Date (as defined below), be extended for an additional one year period, provided that, on the Extension Date the Administrative Agent shall have received (a) payment in full of the Extension Fee set forth in Section 2.07(c) and (b) such certificates or other information as may be customarily required for such an extension and generally consistent with those provided on the Effective Date. “Extension Date” means the first date after the delivery by the Borrower of the extension notice described above that the conditions set forth in the immediately preceding sentence are satisfied. In the event that an extension is effected pursuant to this Section 2.15 (but subject to provisions of Sections 2.04, 2.05 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

SECTION 2.16.         Increase in the Aggregate Commitments.

(a)            The Borrower may, at any time, by written notice to the Administrative Agent, request an increase in the aggregate amount of the Commitments by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 30 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $150,000,000, (ii) in no event shall the Borrower submit more than four separate requests for a Commitment Increase hereunder, and (iii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in 3.02 shall be satisfied.

(b)            The Administrative Agent shall promptly notify the Lenders (and any potential Acceding Lender of which Administrative Agent has been made aware by Borrower) of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders and any potential Acceding Lender wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender and potential Acceding Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment (the “Proposed Increased Commitment”). If the Increasing Lenders and potential Acceding Lenders notify the Administrative Agent that they are willing to increase or establish the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated by Borrower to each willing Increasing Lender and potential Acceding Lender that Borrower selects to participate therein in an amount determined by the Administrative Agent and the Borrower. In no event, however, shall any Lender be required to participate in a Commitment Increase.

(c)            Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders and potential Acceding Lenders are willing to participate in the requested Commitment Increase.

(d)           On each Increase Date, (x) each Eligible Assignee (other than a Lender) that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.16(c) (an “Acceding Lender”) shall become a Lender party to this Agreement as of such Increase Date and such Acceding Lender’s Commitment shall be governed by the terms and provisions of this Agreement and (y) the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the penultimate sentence of Section 2.16(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i)            an accession agreement from each Acceding Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii)           confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete; and

(iii)          such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by posting such notice on an Approved Electronic Platform in accordance with Section 10.02(c), of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e)            On the Increase Date, to the extent the Advances then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances then outstanding and owed to all Lenders (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all Lenders. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office. If in connection with the transactions described in this Section 2.16 any Lender shall incur any losses, costs or expenses of the type described in Section 10.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred unless such Lender waives payment of such amounts in its discretion.

SECTION 2.17.         Defaulting Lenders.

(a)            Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as an Agent is (without taking into account any provision in the definition of Defaulting Lender requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders (determined after giving effect to Section 10.01) may by notice to the Borrower and such Person remove such Person as an Agent and replace such Agent in accordance with the provisions of Section 9.06.

(b)           The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 30 days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(c)            If the Borrower and the Administrative Agent, agree in writing, in their discretion, that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the sum of the aggregate principal amount of all outstanding Advances of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.18.         Replacement of Lenders. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.01(b) and Section 10.07, in each case except to the extent provided in this Section 2.18), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.11) and obligations under this Agreement and the other Loan Documents to a Replacement Lender that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07;

(b)            such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable law; and

(e)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Departing Lender required to make an assignment pursuant to this Section 2.18 shall promptly execute and deliver an Assignment and Acceptance with the applicable Replacement Lender. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.18, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender. Notwithstanding anything in this Section 2.18 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

ARTICLE III
CONDITIONS OF Closing and LENDING

SECTION 3.01.         Conditions Precedent to Effective Date. The Effective Date of this Agreement is subject to the satisfaction of the following conditions precedent before or concurrently with the Effective Date:

(a)            The Administrative Agent shall have received on or before the day of the initial Borrowing the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender:

(i)             A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii)            This Agreement, the Security Agreement, and the Deposit Account Control Agreements, in each case, duly executed by the Loan Parties party hereto or thereto and the other parties hereto and thereto, as applicable, together with:

(A)            acknowledgment copies of proper financing statements, duly filed on or before the day of the initial Borrowing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,

(B)            completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

(C)            evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

(D)            certified copies of the “Assigned Agreements” referred to in the Security Agreement (which shall include, without limitation, the Management Contracts (other than the Excluded Management Contracts) and all amendments thereto entered into on or before the Closing Date), together with a consent to such assignment from each party to such Assigned Agreements that is a Subsidiary or Affiliate of a Loan Party (other than the Loan Parties), in substantially the form of Exhibit C to the Security Agreement or otherwise in form and substance satisfactory to the Administrative Agent,

(E)            certificated Equity Interests in each direct and indirect Subsidiary that owns or leases any Collateral and stock powers and membership interest powers (as the case may be) with respect thereto executed in blank, all in form and substance acceptable to the Administrative Agent, and

(F)            evidence that all other actions that the Collateral Agent and/or the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement have been taken (including, without limitation, receipt of duly executed payoff letters, UCC termination statements, consents and confirmations).

(iii)          Intentionally Omitted.

(iv)          Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate or other organizational action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(v)           A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a correct and complete copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vi)          Intentionally omitted.

(vii)          A customary certificate of the Borrower, signed on behalf of the Borrower, by a Responsible Officer, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the accuracy in all material respects of the representations and warranties contained in the Loan Documents (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as though made on and as of the Effective Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects or all respects, as applicable, on or as of such earlier date) and (B) the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default.

(viii)         A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of its managing member, if applicable) certifying the names and true signatures of the officers of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix)            Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, historical operating statements (if any), audited annual financial statements for the year ending September 30, 2024, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lenders’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the initial Borrowing) and financial projections for the Parent Guarantor’s consolidated operations.

(x)            Evidence of insurance (which may consist of binders or certificates of insurance) obtained in compliance with Section 5.01(d).

(xi)            An opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(xii)          An opinion of Duane Morris LLP, special Maryland counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(xiii)         Intentionally Omitted.

(xiv)         (A)  The documentation and other information reasonably requested by any Lender at least ten Business Days prior to the Closing Date in connection with applicable “know your customer” and Anti-Corruption Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, in each case in form and substance reasonably satisfactory to such Lender and (B) if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Owner Regulation, a Beneficial Ownership Certification for the Borrower; in each case delivered at least five Business Days prior to the Closing Date.

(b)            All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(c)            The Borrower shall have paid all accrued fees of the Agents and the Lenders and all reasonable, out-of-pocket expenses of the Agents required to be paid by the Borrower at or prior to the Effective Date (including the reasonable fees and expenses of counsel to the Administrative Agent invoiced at least three Business Days prior to the Effective Date).

(d)            Notwithstanding anything else in this Section 3.1 to the contrary, with respect to each Securities Account that constitutes part of the Collateral for the Loan, the Borrower shall have 90 days from the Effective Date to (I) enter into a Securities Account Control Agreement with the Collateral Agent and a securities intermediary in form and substance reasonably acceptable to the Collateral Agent and (II) otherwise satisfy the Perfection Requirements related thereto.

SECTION 3.02.         Conditions Precedent to Each Borrowing Extension and Increase. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the right of the Borrower to request the extension of the Termination Date pursuant to Section 2.15 or a Commitment Increase pursuant to Section 2.16 shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, such Extension Date or such Increase Date, (a) the Administrative Agent shall have received for the account of such Lender, a Notice of Borrowing, notice requesting an extension of the Termination Date or notice requesting a Commitment Increase, as applicable, and (b) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender (to the extent not previously included in an applicable Notice of Borrowing) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, such Extension Date or such Increase Date, stating that:

(i)            the representations and warranties contained in each Loan Document are correct and complete in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such date (except with respect to the representations and warranties set forth in Sections 4.01(n)(i) and (iii), which representations and warranties shall be true and correct as of the date that each applicable schedule was last required to be updated by the terms hereof) and, before and after giving effect to (1) such Borrowing, extension or Commitment Increase, and (2) in the case of any Borrowing, the application of the proceeds therefrom, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date));

(ii)            no Default or Event of Default has occurred and is continuing, or would result from (1) such Borrowing, extension or Commitment Increase, or (2) in the case of any Borrowing, from the application of the proceeds therefrom; and

(iii)           for each such Advance, extension or Commitment Increase, before and after giving effect to such Advance, extension or Commitment Increase, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

SECTION 3.03.         Determinations Under Section 3.02. For purposes of determining compliance with the conditions specified in Section 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the applicable Borrowing, extension or increase specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.         Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)            Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, except, in the case of a Subsidiary (other than a Loan Party), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company, partnership or other organizational power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. The Parent Guarantor directly or indirectly owns not less than 51% of the Equity Interests in the Borrower. All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens (except for those arising by operation of law).

(b)            Intentionally Omitted.

(c)            Due Authorization; No Conflict. The Transactions and the consummation of the transactions contemplated by the Loan Documents are within the corporate, limited liability company, partnership or other organizational powers of each Loan Party have been duly authorized by all necessary corporate, limited liability company, partnership or other organizational action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, to the extent the violation of which could reasonably be expected to result in a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except to the extent the same would not reasonably be expected to result in a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)            Authorization and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution and delivery of, or performance by, any Loan Party of any Loan Document to which it is a party or for the consummation of the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in the case of the foregoing clauses (i), (ii), (iii) and (iv), for (x) the Perfection Requirements and (y) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)            Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)             Litigation. There is no action, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transactions.

(g)            Financial Condition. The Parent Guarantor has heretofore furnished the Annual Financial Statements and the Quarterly Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Loan Parties and their Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the Quarterly Financial Statements. Since September 30, 2024, there has been no Material Adverse Change.

(h)            Full Disclosure. None of the written information (excluding the projections and pro forma information referred to below) furnished by or on behalf of the Loan Parties to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projections and pro forma financial information, the Loan Parties represent only that such information was based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

(i)             Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(j)             Certain Governmental Regulations. No Loan Party is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k)            Materially Adverse Agreements. No Loan Party nor any Subsidiary of any Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(l)            Taxes. The Parent Guarantor and its Subsidiaries have filed all Tax returns which are required to be filed and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Parent Guarantor or any of its Subsidiaries except (i) such Taxes, if any, that are subject to a Good Faith Contest and (ii) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such Taxes would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Tax liens have been filed and no claims are being asserted with respect to any Taxes. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries, taken as a whole, in respect of any Taxes, are adequate.

(m)           Perfection and Priority of Security Interests. To the extent required by the Collateral Documents and subject to the Perfection Requirements and Section 3.01(d), all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens.

(n)            Management Contracts; Investment Assets.

(i)            Set forth on Part I of Schedule III hereto (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents) is a complete and accurate list of all Management Contracts (other than Excluded Management Contracts). As of the applicable date, each Management Contract (other than Excluded Management Contracts) is in full force and effect and free and clear of all Liens, other than Permitted Liens. Set forth on Part II of Schedule III is a complete and accurate list of all Excluded Management Contracts (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents).

(ii)            No default, event of default or, to Borrower’s knowledge, any event, which with the passage of time, the giving of notice or any other condition, would constitute a default or an event of default, has occurred under any Management Contract (other than an Excluded Management Contract) that would reasonably be expected to result in a Material Adverse Effect.

(iii)           Set forth on Part I of Schedule II hereto (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents) is a complete and accurate list of all Scheduled Investment Assets (other than Excluded Investment Assets). As of the applicable date, each Loan Party that owns any such Investment Asset has good and sufficient title to such Investment Asset, free and clear of all Liens, other than Permitted Liens.

(o)            Environmental Matters. The operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(p)            Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(q)            Intentionally Omitted.

(r)             Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(s)            Solvency. The Parent Guarantor and its Subsidiaries, on a consolidated basis, are Solvent.

(t)             ERISA Matters.

(i)             No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii)            Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of The Financial Accounting Board Accounting Standards Notification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(iii)           No Loan Party or ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

(iv)           Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(u)            Sanctions and Anti-Corruption Laws.

(i)            None of the Loan Parties or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are: (A) the subject of, or targeted by, any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of, or targeted by, Sanctions.

(ii)            Each Loan Party, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each such Loan Party, the agents of such Loan Party and its Subsidiaries, are in compliance with all applicable Sanctions and Anti-Corruption Laws in all material respects. Each Loan Party and its Subsidiaries have instituted and maintain (or have instituted and maintained on their behalf) policies and procedures reasonably designed to achieve continued compliance therewith.

(v)            Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)            The Parent Guarantor and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, service marks, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii)            The Parent Guarantor and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii)            No claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property;

(iv)            The use of such Intellectual Property by the Parent Guarantor and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any material liabilities on the part of the Borrower or any of its Subsidiaries; and

(v)            To the best knowledge of the Borrower and Parent Guarantor, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Borrower of any of its Subsidiaries.

(w)            Affected Financial Institution. No Loan Party nor any Subsidiary of any Loan Party, as applicable, is an Affected Financial Institution.

(x)            Beneficial Ownership. The Borrower is in compliance in all material respects with any applicable requirements of the Beneficial Ownership Regulation. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all material respects.

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01.         Affirmative Covenants. Until the Date of Full Satisfaction, each Loan Party will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, including, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and all applicable Sanctions and Anti-Corruption Laws.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it and (ii) all lawful claims that, if unpaid, might by law become a Lien upon the Collateral; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to the Collateral and becomes enforceable against its other creditors.

(c)            Intentionally Omitted.

(d)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate. The Parent Guarantor and the Borrower shall from time to time deliver to the Administrative Agent, upon reasonable written request, a reasonably detailed list stating the names of the insurance companies, the coverages and amounts of such insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(e)            Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not reasonably be expected to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under this Agreement).

(f)            Visitation Rights. At any reasonable time and from time to time upon reasonable request, permit the Administrative Agent, or any agent or representatives thereof, upon reasonable prior notice and during regular business hours, to examine and make copies of and abstracts from the records and books of account of, and visit the properties (other than any residential property) of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors; provided that (i) the Administrative Agent may not be reimbursed more than once each fiscal year in connection with its rights under this subsection if no Event of Default exists at the time thereof, and (ii) no Loan Party nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (C) is subject to attorney-client or similar privilege or constitutes attorney work product in each case, pursuant to this Section 5.01(f) or any other provision in any Loan Document.

(g)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct (in all material respects) entries shall be made of all material dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP.

(h)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof, except, in each case of this subsection, as otherwise permitted by this Agreement or where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(i)            Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it could reasonably be expected to obtain in a comparable arm’s-length transaction with a Person not an Affiliate, except for (i) transactions exclusively among or between Loan Parties and (ii) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Parent Guarantor in good faith.

(j)            Covenant to Guarantee Obligations and Give Additional Security.

(i)            If the Borrower or any other Loan Party providing Collateral shall

(A)            enter into a new Management Contract, then the Borrower shall, (except with respect to Excluded Management Contracts), prior to or concurrently with the delivery of the next supplement to Part I of Schedule III required pursuant Section 5.03(i), deliver to the Collateral Agent (x) a certified copy of such Management Contract and all amendments thereto and, if requested by the Administrative Agent, a consent to the collateral assignment to the Collateral Agent from each party to such Material Contract (other than the Loan Parties), in substantially the form of Exhibit C to the Security Agreement or otherwise in form and substance satisfactory to the Administrative Agent, and (y) a Security Agreement supplement to reflect the addition of such Management Contract to the Collateral in form and substance reasonably satisfactory to the Administrative Agent; or

(B)            acquire an Investment Asset or with respect to a Deposit Account or Securities Account, open such account, then the Borrower shall (except with respect to Excluded Investment Assets) prior to or concurrently with the delivery of the next supplement to Part I of Schedule II required pursuant Section 5.03(i), deliver to the Collateral Agent (x) all Collateral Documents, agreements, filings, consents and other documents deemed necessary by the Administrative Agent to assign a collateral interest in such Investment Asset to the Collateral Agent and to perfect and protect the security interest in the Investment Asset created under the Collateral Documents, provided that the Borrower shall deliver to the Collateral Agent a Deposit Account Control Agreement with respect to any Deposit Accounts or Securities Account Control Agreement for each Securities Account not held with the Collateral Agent (provided that the Borrower shall have 90 days from the date a Securities Account is opened (or such longer period as the Administrative Agent may approve in its sole discretion) to deliver a Securities Account Control Agreement in accordance with the requirements of this Agreement), and take all other reasonable steps in order for the Collateral Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and/or 9-107 of the UCC, as applicable, with respect to all of its Securities Accounts, Deposit Accounts (unless such Deposit Account is a “zero balance” account), electronic chattel paper, investment property, and letter-of-credit rights, in each case, to the extent constituting Collateral and (y) a Security Agreement supplement to reflect the addition of such Investment Asset to the Collateral in form and substance reasonably satisfactory to the Administrative Agent.

(ii)            If a Subsidiary of the Borrower or other Loan Party (that itself is not then a Loan Party and is not an Excluded Subsidiary) enters into one or more new Management Contracts and/or acquires one or more Scheduled Investment Assets or with respect to a Deposit Account or Securities Account, opens such account, and the revenue generated from any such Material Contracts and Investment Assets, together with any Management Contracts entered into and Investment Assets acquired prior thereto or contemporaneously therewith by such Subsidiary, in the aggregate, exceeds 5% of the total revenue for the Parent Guarantor and its Subsidiaries determined on a Consolidated basis for the applicable fiscal quarter, then such Subsidiary shall become a Loan Party and the Borrower shall cause such Subsidiary (if it has not already done so), to (I) duly execute and deliver to the Administrative Agent (x) a Guaranty Supplement in substantially the form of Exhibit C hereto, guaranteeing the other Loan Parties’ Obligations under the Loan Documents; and (y) a Security Agreement supplement in form and substance reasonably satisfactory to the Administrative Agent; (II) in accordance with the terms of the Security Agreement, if such Subsidiary is organized as a limited liability company or limited partnership to either (1) be represented by a certificate that the issuer of such Equity Interests has elected to treat as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of formation or organization, as applicable, in the organizational document of such issuer and to deliver to the Collateral Agent, 100% of the certificated Equity Interests in each such Subsidiary and each direct and indirect parent of such Subsidiary (other than the Parent Guarantor and the Borrower and any Excluded Assets) and stock powers and membership interest powers (as the case may be) with respect thereto executed in blank, all in form and substance acceptable to the Administrative Agent or (2) with the prior written consent of Collateral Agent (not to be unreasonably withheld, conditioned or delayed), not be represented by a certificate and cause the issuer of such Equity Interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC; and (III) comply with the requirements set forth in clause (i) above.

(iii)           If any Loan Party enters into a Senior Financing Transaction other than (x) Non-Recourse Debt secured by a Lien on Real Property owned in fee by a Loan Party or its Subsidiary, (y) Repo Lines and (z) and ordinary course trade payables not entered into in violation of the terms of the Loan Documents, then notwithstanding anything to the contrary contained in this Agreement, the Borrower shall at all times cause each directly or indirectly owned Subsidiary of the Parent Guarantor that guarantees or is otherwise an obligor in respect of the Obligations under any such Senior Financing Transaction to become a Guarantor by executing and delivering a counterpart of a Guaranty Supplement to the Administrative Agent in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents, not later than 60 days after the date on which such Subsidiary provides the guaranty or otherwise becomes obligated in respect of such other Senior Financing Transaction (or such later time as the Administrative Agent may reasonably agree). The Obligations under any Guaranty Supplement delivered pursuant to this Section 5.01(j)(iii) shall at all times rank senior in right of payment to all other Senior Financing Transactions.

(k)            Further Assurances.

(i)            Promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, account control agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, to subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created under the Collateral Documents.

(l)            Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material aspects, all the terms and provisions of each Material Contract (including each Management Contract) to be performed or observed by it, for so long as such Material Contract remains in effect.

(m)            Exchange Listing. In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, NYSE American or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(n)            Sanctions and Anti-Corruption Laws. Maintain (or have maintained on its behalf) in effect policies and procedures reasonably designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws.

SECTION 5.02.         Negative Covenants. Until the Date of Satisfaction, no Loan Party will, at any time:

(a)            Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(i)            Liens created under the Loan Documents;

(ii)            Permitted Liens;

(iii)           purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price and customary security deposits of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired and customary security deposits for such property, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that (x) the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iv)(A) and (y) individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor or an Affiliate of such creditor;

(iv)          Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv)(B); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (including customary security deposits, if any); provided, further, that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor or an Affiliate of such creditor;

(v)            Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;

(vi)           Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iv)(F), provided that no such Lien shall extend to or cover any Collateral;

(vii)          Liens in an aggregate principal amount not to exceed the greater of $5,000,000 and 5.0% of EBITDA (determined at the time of incurrence of any such Lien (calculated on a pro forma basis) as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024) at any time outstanding; and

(viii)        the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii).

(b)            Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)            Debt under the Loan Documents;

(ii)            in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party; provided that, in each case, such Debt shall be on terms reasonably acceptable to the Administrative Agent;

(iii)           Existing Debt and any Refinancing Debt extending, refunding or refinancing such Existing Debt;

(iv)          in the case of each Loan Party and its Subsidiaries,

(A)            Debt secured by Liens permitted by Section 5.02(a)(II)(iii) in a principal amount not to exceed in the aggregate the greater of $5,000,000 and 5.0% of EBITDA (determined at the time of incurrence of any such Debt (calculated on a pro forma basis) as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024) at any time outstanding,

(B)            Capitalized Leases in a principal amount not to exceed in the aggregate the greater of $5,000,000 and 5.0% of EBITDA (determined at the time of incurrence of any such Debt (calculated on a pro forma basis) as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024) at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C)            Debt in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices,

(D)            Debt incurred under a Repo Line, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement,

(E)            Debt incurred by the Borrower or any of its Subsidiaries that is subordinated in right of payment to the Facility; provided that, to the extent incurred after the Effective Date, such Debt has (a) no maturity, amortization, mandatory redemption or repurchase option or sinking fund payment prior to the date that is six months after the Termination Date (other than customary provisions for application of asset sale proceeds or following a change of control) and (b) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent, and

(F)            Non-Recourse Debt, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement;

(v)           Debt under Customary Carve-Out Agreements;

(vi)          endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)         other Debt in an aggregate principal amount not to exceed the greater of $5,000,000 and 5.0% of EBITDA (determined at the time of incurrence of any such Debt (calculated on a pro forma basis) as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier, as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024) at any time outstanding; and

(viii)        (x) Debt of a Subsidiary acquired after the Effective Date or a corporation or other entity merged into or consolidated with the Borrower or any of its Subsidiaries after the Effective Date and Debt assumed in connection with the acquisition of assets, which Debt in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (y) any Refinancing Debt incurred to refinance such Debt (whether such Refinancing Debt is incurred substantially concurrently with the consummation of such acquisition, merger or consolidation or thereafter), the incurrence of which, in any case, would not result in a Default under Section 5.04 or any other provision of this Agreement.

(c)            Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date, except for changes relating to businesses reasonably related, complementary or ancillary thereto or a reasonable extension or expansion thereof as determined by the Borrower in good faith.

(d)            Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division), any other Subsidiary of a Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity and, in the case of a Division, the assets of such dividing Loan Party shall be held by a Loan Party or an entity which shall contemporaneously with such Division become a Loan Party) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity and, in the case of a Division, the assets of such dividing Loan Party shall be held by a Loan Party or an entity which shall contemporaneously with such Division become a Loan Party), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower or the Parent Guarantor, which shall always be the surviving entity) such other Person is the surviving entity and shall contemporaneously with such merger become a Loan Party (provided further that the Parent Guarantor shall not merge with a Person that is not a Loan Party unless such merger is with a Person that would be in compliance with Section 5.01(o), and which is the general partner or other owner of a Person simultaneously merging with the Borrower or a Subsidiary of the Borrower, and the Parent Guarantor shall be the surviving entity). Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower) may liquidate, dissolve or Divide if the Borrower determines in good faith that such liquidation, dissolution or Division is in the best interests of the Borrower and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any transfer of assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such assets. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above; provided the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, release such Guarantor from the Guaranty and the Collateral Documents in accordance with Section 10.14(a).

(e)            Restricted Payments. In the case of the Parent Guarantor and the Borrower, make any Restricted Payments if any Event of Default pursuant to Sections 6.01(a) or (f) shall be continuing or a Default shall have occurred and be continuing that would be an Event of Default under Sections 6.01(a) or (f) but for the requirement that notice be given or time elapse or both, or, in either case, would result therefrom; provided, however, that while any such Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the Parent Guarantor may declare and pay cash dividends (and the Borrower and any Subsidiary may pay cash dividends to enable the Parent Guarantor to do so) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have been otherwise permitted by this Section 5.02(e), and (ii) the Borrower may make periodic pro rata dividend distributions to its members, which distributions represent the Borrower’s reasonable good faith estimate, in its sole discretion, of amounts sufficient to allow each member to have at least an amount sufficient to pay its federal, state, and local income Taxes attributable to its allocable share of the Borrower’s income.

(f)            Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents if such amendment would be materially adverse to any of the Secured Parties; provided that any amendment to any such document that would designate such Subsidiary as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed not to be materially adverse to any of the Secured Parties for purposes of this Section 5.02(f).

(g)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any (i) material change in accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) any change in Fiscal Year.

(h)            Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(i)            Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, the Borrower or any Subsidiary of the Borrower, except (i) the Loan Documents, (ii) any agreement or instrument evidencing Non-Recourse Debt, any purchase money Debt permitted under Section 5.02(b), or any Capitalized Lease permitted by Section 5.02(b); provided that the terms of such Debt, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iv) restrictions and conditions imposed by any Requirement of Law, (v) customary restrictions and conditions contained in agreements relating to any transaction permitted by Section 5.02(d) pending the closing of such transaction, (vi) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, and (vii) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis.

(j)            Amendment, Etc. of Material Contracts. Cancel, terminate, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder that, in each case, would impair or otherwise adversely affect in any material respect the interest or rights, if any, of any Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing, in each case, taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract.

(k)            Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) pursuant to the Loan Documents, (ii) in connection with (A) any Non-Recourse Debt; provided that the terms of such Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Collateral and are otherwise permitted by the Loan Documents; provided further that any restriction of the type described in the proviso in the definition of Negative Pledge shall not be deemed to violate the foregoing restriction (B) any purchase money Debt permitted under Section 5.02(b) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower) , (iii) restrictions and conditions imposed by any Requirement of Law, (iv) customary restrictions and conditions contained in agreements relating to any transaction permitted by Section 5.02(d) pending the closing of such transaction, (v) restrictions and conditions imposed by any Requirement of Law, (vi) customary restrictions and conditions contained in agreements relating to any transaction permitted by Section 5.02(d) pending the closing of such transaction, (vii) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (viii) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (ix) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, and (x) customary restrictions that arise in connection with any Lien permitted by Section 5.02(a) on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; provided, however, that no such Negative Pledge shall be permitted if immediately prior to the effectiveness of such Negative Pledge, or immediately after giving effect thereto, (1) a Default or Event of Default exists or (2) the Loan Parties are not in compliance with any of the covenants set forth in Section 5.04 determined on a pro forma basis.

(l)             Parent Guarantor as Holding Company. In the case of the Parent Guarantor, not engage in any material business or activity, other than (i) the ownership, acquisition and disposition of Equity Interests in the Borrower, (ii) the management of the business of the Borrower and its Subsidiaries, (iii) the ownership of (A) assets that have been distributed to the Parent Guarantor by its Subsidiaries and that are held by the Parent Guarantor pending further distribution to equity holders of the Parent Guarantor, (B) assets received by the Parent Guarantor from third parties (including the net cash proceeds from any issuance and sale by the Parent Guarantor of any of its Equity Interests), that are held pending contribution of the same to the Borrower that are held pending contribution of the same to the Borrower, (C) bank accounts or similar instruments and (D) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Parent Guarantor and its Subsidiaries, but which shall in no event include any Equity Interests other than those referred to in clauses (i), (iii)(A) and (iii)(B) of this sentence, (iv) the maintenance of its legal existence (including the ability to incur fees, costs, and expenses relating to such maintenance), (v) the performance of its Obligations under the Loan Documents, (vi) any public offering or any other issuance or sale of Equity Interests in the Parent Guarantor, (vii) subject to Sections 5.02(e), the making of Restricted Payments, (viii) making contributions to the capital of the Borrower, (ix) participating in tax, accounting and other administrative matters pertaining to the Parent Guarantor and its Subsidiaries, (x) providing indemnification to officers, managers and directors, (xi) any activities related to compliance with the provisions of the Securities Act, the Securities Exchange Act, and the rules of national securities exchanges, in each case, as applicable to the Parent Guarantor, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders, (xii) the incurrence of Debt, to the extent (A) such incurrence would not be prohibited by Section 5.02(b) and (B) the Parent Guarantor would be in compliance with Section 5.04 on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), or if earlier as of the last day of the four consecutive fiscal quarters of the Parent Guarantor ended September 30, 2024, (provided that 100% of the net cash proceeds of such incurrence of Debt shall be contributed to the Borrower) and (xiii) any activities incidental to any of the foregoing.

(m)           Multiemployer Plans. Contribute to or be required to contribute to, nor will any ERISA Affiliate contribute to or be required to contribute to any Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

(n)            Sanctions. Knowingly engage in, or permit any Subsidiary to engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is the subject of, or targeted by, Sanctions if such dealing or transaction is in violation of such Sanctions.

SECTION 5.03.         Reporting Requirements. Until the Date of Full Satisfaction, the Borrower will furnish to the Administrative Agent for distribution to the Lenders in accordance with Section 10.02(b):

(a)            Default Notice. As soon as possible and in any event within five Business days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action, if any, that the Parent Guarantor has taken and proposes to take with respect thereto.

(b)            Annual Financials. Within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an opinion acceptable to the Required Lenders of Deloitte & Touche LLP or other independent certified public accountants of recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, (1) an upcoming maturity date under any indebtedness that is scheduled to occur within eighteen (18) months from the time such report and opinion are delivered, (2) any actual or potential default or event of default of, or inability to satisfy, any financial covenant under this Agreement and/or any other indebtedness and/or (3) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants) or any qualification or exception as to the scope of such audit, and (y) if applicable and if the Parent Guarantor and its Subsidiaries are subject to the requirements of Section 404 of Sarbanes-Oxley,  a report of such independent certified public accountants as to the Borrower’s internal controls of the Parent Guarantor and its Subsidiaries required under Section 404 of Sarbanes-Oxley, in each case certified in a manner to which the Required Lenders have not objected.

(c)            Quarterly Financials. Within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements).

(d)           Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.03(b) and 5.03(c), and on any Test Date described in clauses (b) and (c) in the definition thereof, (i) a certificate signed by a Responsible Officer of the Borrower stating that (A) the Parent Guarantor, as of such date, is in compliance with the covenants contained in Section 5.04 and (B) no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action, if any, that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04.

(e)            Notices. Promptly, after a Responsible Officer of the Parent Guarantor becomes aware thereof, give notice to the Administrative Agent of:

(i)            any change in the Investment Grade Rating (including the initial issuance of any Investment Grade Rating) or any other credit rating given by S&P, Moody’s or another nationally recognized rating agency to the Parent Guarantor’s long term senior unsecured Debt or any announcement that any such rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by S&P, Moody’s or another nationally recognized rating agency, notice of such change, announcement or action, upon a Responsible Officer becoming aware of such change; or

(ii)           any litigation or proceeding which may exist at any time between a Loan Party or any Subsidiary and any other person, which is reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect; or

(iii)          any ERISA Event that would reasonably be expected to result in a Material Adverse Effect.

(f)            Investment Asset Financials. Concurrently with delivery of the items set forth in Section 5.03(b) and (c), the delivery to the Administrative Agent of a list of all Investment Assets (other than Excluded Investment Assets) and financial information in respect of all Investment Assets (other than Excluded Investment Assets), in form and detail satisfactory to the Administrative Agent.

(g)           Intentionally Omitted.

(h)           Securities Reports. Except to the extent publicly available, promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all final registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(i)            Management Contracts; Investment Assets. Concurrently with delivery of the items set forth in Section 5.03(b) and (c), (i) a supplement to Part I of Schedule II or Part I of Schedule III, as applicable, to reflect the addition of each Scheduled Investment Asset or Management Contract, as applicable, acquired or entered into since the date of the last such supplement (if any); provided, however, that each supplement to Schedule II shall be required to include only those Investment Assets that have a value (calculated in accordance with GAAP) of $3,000,000 or more; provided further that at the time of the delivery of each such supplement, Schedule II, as so supplemented, shall list Investment Assets with an aggregate value of not less than 80% of the total asset value (calculated in accordance with GAAP) of all Investment Assets of the Parent Guarantor and its Consolidated Subsidiaries, together with (ii) a certificate signed by a Responsible Officer of the Borrower stating that the representations and warranties contained in each Loan Document with respect to the Management Contracts and the Investment Assets are correct and complete in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects), as if such representations and warranties were made as of the date of such certificate.

(j)            Collateral Value. Promptly after a Responsible Officer becomes aware of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Collateral is subject, which would reasonably be expected to (i) have a material adverse effect on the value of an Investment Asset or the revenue derived from a Management Contract, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Collateral which is not a Permitted Lien, notice to the Administrative Agent thereof.

(k)            Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of any audited financial statements or forecasts required to be delivered hereunder, the Consolidated financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered hereunder will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to this Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of such financial statements or forecasts following such change, Consolidated financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if reasonably requested by the Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(l)             Material Contract. As soon as available, a copy of any Material Contract entered into after the date hereof.

(m)           Sanctions and Anti-Corruption Laws. Promptly upon the written request of the Administrative Agent, any information that any Agent or Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(n)            Beneficial Ownership Certification. Promptly following any change in beneficial ownership of the Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate in any material respect, an updated Beneficial Ownership Certification for the Borrower.

(o)            Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, sustainability matters, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request (including to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act). Notwithstanding the foregoing, none of the Loan Parties or any of the Subsidiaries shall have any obligation to (i) disclose information in violation of confidentiality restrictions dictated by applicable law or by a Governmental Authority or (ii) disclose any information that is privileged legal advice or constitutes attorney work product.

SECTION 5.04.         Financial Covenants. Until the Date of Full Satisfaction, the Parent Guarantor will:

(a)            Maximum Leverage Ratio. Maintain as of each Test Date, a Leverage Ratio of not greater than 2.0:1.0.

(b)            Minimum Interest Coverage Ratio. Maintain as of each Test Date, an Interest Coverage Ratio of not less than 3.0:1.0.

(c)            Minimum AUM. Maintain as of each Test Date a minimum ratio of (i) Management Fee-generating Assets Under Management as of such date to (ii) Management Fee-generating Assets Under Management as of the Closing Date of not less than 60%.

To the extent any calculations described in this Section 5.04 are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis. To the extent any calculations described in this Sections 5.04 are required to be made on a Test Date relating to an Advance, such calculations shall be made on a pro forma basis immediately after giving effect to such Advance. All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.         Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)            Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

(b)            Breach of Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)            Breach of Certain Covenants. The Loan Parties shall fail to perform or observe any term, covenant or agreement contained in Section 2.13, 5.01(e) (with respect to the Loan Parties), 5.02, 5.03(a) (it being understood that delivery of the applicable notice shall automatically cure such Event of Default), (b), (c) or (d), or 5.04; or

(d)            Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

(e)            Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other default or event of default shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such default or event of default is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such default or event of default shall remain unremedied or otherwise uncured for a period of 30 days (or if longer, the applicable grace period under such Material Debt); or (iii) any other default or event of default shall exist under any agreement or instrument relating to any such Material Debt and, as a result thereof, the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)            Insolvency Events. Any Loan Party or any material Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any material Subsidiary thereof seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any material Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)            Monetary Judgments. Any final and non-appealable judgments or orders, either individually or in the aggregate, for the payment of money in excess of $20,000,000 shall be rendered against any Loan Party or any material Subsidiary thereof and (i) either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise shall not be in effect, and (ii) such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days after the entry thereof; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance that complies with the requirements of this Agreement and with respect to which the uncovered amount does not exceed $20,000,000 and (B) such insurer, has been notified of the claim made for payment and of the amount of such judgment or order; or

(h)            Non-Monetary Judgments. (i)  Any final and non-appealable non-monetary judgment, order or writ shall be rendered against any Loan Party or material Subsidiary thereof or (ii) any seizure or attachment shall be issued or enforced against the Borrower or any Guarantor or any of their respective assets, in any such case that would reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, order, writ, seizure or attachment, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            Invalidity or Unenforceability of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms hereof or thereof or exclusively as a result of the action or inaction of any Agent or Secured Party other than following and during the continuance of an Event of Default) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)            Security Failure. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof or exclusively as a result of the action or inaction of any Agent or Secured Party other than following and during the continuance of an Event of Default) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k)            Change of Control. A Change of Control shall occur, provided that if such Change of Control was caused exclusively by a Key Person Event, there shall not be an Event of Default under this clause (k) unless and until an Event of Default under clause (l) below shall also have occurred and be continuing (after giving effect to the grace period set forth therein); or

(l)            Key Person Event. A Key Person Event shall occur and more than 60 days shall have elapsed before the Borrower has identified a substitute Key Person reasonably acceptable to the Required Lenders; or

(m)           ERISA Events. Any ERISA Event shall have occurred with respect to a Plan that would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) shall at the request, or may with the consent of the Required Lenders, proceed to enforce its rights and remedies under the Loan Documents for the benefit of the Lenders by appropriate proceedings.

ARTICLE VII
GUARANTY

SECTION 7.01.         Guaranty; Limitation of Liability.

(a)            Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by any Agent or any Lender in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Agent, any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)            Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)            Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02.         Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)            any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)            any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)             any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g)            the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than that the Guaranty is no longer in full force and effect pursuant to Section 7.08).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.          Waivers and Acknowledgments.

(a)            Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)            Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable.

(d)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(e)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.         Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and (ii) the Date of Full Satisfaction shall have occurred, then the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.          Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.          Indemnification by Guarantors.

(a)            Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent (and any sub-agent thereof), the Arrangers, each other Secured Party and any Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms, except to the extent such claim, damage, loss, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or the gross negligence or willful misconduct by such Indemnified Party’s officer, director, employee, or agent, or (y) a breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document.

(b)            Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07.         Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)            Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)            Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)            Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)            Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08.         Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Date of Full Satisfaction, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their permitted successors, transferees and assigns, and shall be enforceable by the Administrative Agent.

SECTION 7.09.         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
THE AGENTS

SECTION 9.01.         Authorization and Action.

(a)            Each Lender (in its capacities as a Lender) hereby appoints and authorizes Citibank, in its capacities as Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or such greater number of Lenders as may be required pursuant to this Agreement, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger (including any Arrangers) or sole book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents. In its capacity as the Lenders’ contractual representative, Agents are each a “representative” of the Lenders as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

SECTION 9.02.         Agents’ Reliance, Etc.     Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct or breach in bad faith of such Agent’s obligations hereunder or under any other Loan Document. Without limitation of the generality of the foregoing, each Agent: (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance or Accession Agreement, as the case may be, in each case as provided in Section 10.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any electronic signature delivered pursuant to Section 10.08); (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by email or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law. No act by the Administrative Agent, or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute a representation or warranty by the Administrative Agent, or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger has disclosed material information in their (or their Related Parties’) possession. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

SECTION 9.03.         Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank were not the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lenders.

SECTION 9.04.         Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, the Borrower and each Loan Party also acknowledges and agrees that (a) neither the Administrative Agent nor any Arranger, acting in such capacities have made any assurances as to (i) whether the terms and conditions of this Agreement and the other Loan Documents meets such Lender’s criteria or expectations with regard to environmental impact and sustainability performance or (ii) whether any characteristics of this Agreement and the other Loan Documents, or any thresholds or targets with respect thereto to be determined in connection with any increase or decrease in the Applicable Margin, including the Borrower’s environmental and sustainability criteria, meet any industry standards or market expectations for sustainability-linked credit facilities, and (b) each such Lender has performed its own independent investigation and analysis of this Agreement and the other Loan Documents and whether this Agreement and the other Loan Documents meet such Lender’s criteria or expectations with regard to environmental impact and/or sustainability performance. Nothing in this Agreement or any other Loan Document shall require any Agent or any of their respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of their respective directors, officers, agents or employees.

SECTION 9.05.         Indemnification by Lenders.

(a)            Each Lender severally agrees to indemnify each Agent (in each case to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from the applicable Indemnified Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender severally agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)            For purposes of this Section 9.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such for such other Lender’s ratable share of such amount. The terms “Agent” shall be deemed to include the employees, directors, officers and affiliates of each Agent for purposes of this Section 9.05. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.06.        Successor Agents. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Collateral Agent and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which appointment shall, provided that no Event of Default under Section 6.01(a) or (f) shall have occurred and be continuing, be subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided, however, in no event shall any Defaulting Lender be appointed as such successor Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 30 days after written notice is given of the retiring Agent’s resignation or removal under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 9.07.         Relationship of Agents and Lenders. The relationship between Agents (or either of them) and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

SECTION 9.08.        Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, or

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agents, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.09.         Return of Funds.

(a)            If the Administrative Agent (x) notifies a Lender, Secured Party or any other Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.09 and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or shall cause any other Payment Recipient who received such funds on its behalf to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), if any Payment Recipient (and each of their respective successors and assigns) receives a payment, prepayment or repayment (whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Payment Recipient shall (and shall cause any other Payment Recipient that receives funds on its behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.09(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.09(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.09(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to have executed and delivered an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)           Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or (and/or against any Payment Recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.09 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of the Borrower for the purpose of making a payment of the Obligations under the Loan Documents.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

SECTION 10.01.       Amendments, Etc.

(a)            Subject to the immediately following sentence of this Section 10.01(a), no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to a departure by any Loan Party therefrom, shall, in any event, be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Lenders indicated below, do any of the following at any time: (i) modify the definition of Required Lenders or, except in accordance with this Section 10.01(a), otherwise change the number or percentage vote of the Lenders required to make any determinations, waive any rights, modify any provision or take any action under this Agreement or any other Loan Document, in each case without the consent of each affected Lender, (ii) (x) release the Borrower with respect to the Obligations, except to the extent expressly permitted under this Agreement or (y) reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations), except to the extent expressly permitted under this Agreement (including, without limitation, pursuant to Section 10.14), in each case, without the consent of each Lender, (iii) (x) release all or substantially all of the Collateral (other than pursuant to Section 10.14) without the consent of each Lender or (y) permit the Loan Parties to encumber the Collateral, except as expressly permitted in the Loan Documents, without (I) in the case of an encumbrance on all or substantially all of the Collateral, the consent of each Lender or (II) in the case of an encumbrance on less than substantially all of the Collateral, the consent of the Required Lenders together with the consent of each Initial Lender that remains a Lender at such time, (iv) amend this Section 10.01 without the consent of each Lender, (v) increase the Commitment of any Lender or subject any Lender to any additional obligations, other than as provided by Section 2.16, without the consent of such Lender, (vi) forgive or reduce the principal of, or interest on (other than (x) a waiver or amendment of the interest rate increase provided for in Section 2.06(b) or (y) an amendment to any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance or other Obligation or to reduce any fee payable hereunder), the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder to any Lender (other than as provided in Sections 2.06(d) or (e)), without the consent of such Lender, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder to any Lender (other than as provided by Section 2.06(d) or 2.06(e)), in each case without the consent of such Lender, (viii) extend the Termination Date, other than as provided by Section 2.15, without the consent of each affected Lender (and for the avoidance of doubt only Lenders with Advances or Commitments with respect to a Facility shall be deemed to be affected by an extension of the Termination Date with respect to the Facility), (ix) modify the definition of Pro Rata Share without the consent of each Lender (x) provide for payment of the Facility in any manner other than in cash in Dollars without the consent of each Lender, (xi) modify any provisions requiring payment to be made for the ratable account of the Lenders without the consent of each Lender, (xii) require or accept any Collateral for the benefit of the Lenders other than on a pro rata basis without the consent of each Lender receiving less than its pro rata share of such Collateral, (xiii) require or accept one or more Guaranties for the benefit of the Lenders other than on a pro rata basis without the consent of each Lender receiving less than its pro rata share of such Guaranties, (xiv) subordinate any of the security interests created under the Collateral Documents to any Debt of the Borrower or any other Loan Party without the consent of each Lender, or (xv) take any other action specifically requiring the consent of all Lenders under the Loan Documents without the consent of each Lender; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or the other Loan Documents; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, amend, waive or consent to any departure from the provisions of Section 2.06(e) or the defined terms herein pertaining to the establishment, replacement or computation of any interest rate or interest rate margin applicable to any Obligations hereunder (except, in each case, in accordance with Sections 2.06(d), 2.06(e) and 10.01(d)).

(b)            In the event that any Lender (a “Non-Consenting Lender”) shall deny consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment, the Advances owing to it and the Note or Notes, if any, held by it) to a Replacement Lender; provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.18, and (iv) such Replacement Lender shall have consented to such waiver or amendment. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 10.07.

(c)            Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of Required Lenders will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(d)            Anything herein to the contrary notwithstanding, (i) if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between a provision of this Agreement and/or a provision of the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision to cure such ambiguity, omission, mistake, defect or inconsistency, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the Required Lenders do not provide the Administrative Agent with written notice of objection to such amendment within ten Business Days following receipt of notice thereof, (ii) the Administrative Agent and the Borrower may amend the provisions of Section 10.02 with respect to notices that either the Administrative Agent or the Borrower may deliver to each other but not with respect to notices to be delivered to any other Lender and (iii) the Administrative Agent may confirm for the Borrower without obtaining the prior written approval of the Required Lenders, to the extent that it has so determined, the priority of any instrument of Debt or Lien or that any Lien is a Permitted Lien hereunder.

(e)            If the Administrative Agent shall request the consent of the Lenders pursuant to Section 10.01(a) and any Lender shall fail to respond to such consent request (which response must include any information as may have been reasonably requested by the Administrative Agent from such Lender in connection with such consent request) within the earlier of (x) the applicable time period specified for the granting or withholding of such consent pursuant to the Loan Documents, if any, and (y) ten (10) Business Days after delivery of such request, then the Lender that has failed to respond shall be deemed to have consented to such request.

SECTION 10.02.       Notices, Etc.

(a)            All notices and other communications provided for hereunder shall be either (x) in writing and mailed or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), in an electronic medium and delivered as set forth in Section 10.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail; provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, Attention: Jennifer B. Clark (and in the case of transmission by e-mail, JClark@rmrgroup.com); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender, at its Domestic Lending Office or, if applicable, at the e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); and if to the Administrative Agent or the Collateral Agent, at its address at 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, or, if applicable, at agencyabtfsupport@citi.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department) or, as to the Borrower or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, three Business Days after being deposited in the mail, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail and (iv) if delivered by electronic mail or any other telecommunications device, upon receipt by the sender of a response from any one recipient, or from an employee or representative of the Person receiving notice on behalf of such Person, acknowledging receipt (which response may not be an automatic computer-generated response) and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provide in this Section 10.02; provided, however, that notices and communications to any Agent pursuant to Article II, III or IX or to the Collateral Agent under the Collateral Documents shall not be effective until received by such Agent or the Collateral Agent, as the case may be. Delivery by electronic means of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any notice may be sent to such e-mail address.

(b)            Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)            Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on Debt Domain™, Intralinks™, Syndtrak™, DebtX™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)            THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)            Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10.03.       No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04.       Costs and Expenses.

(a)            Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, Asset review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of one primary counsel (and if necessary one local counsel per jurisdiction) for such Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, or 5.01(j) and (ii) all reasonable and documented out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of one primary counsel for such Agent and each Lender with respect thereto and (x) if necessary, for one additional local counsel per jurisdiction and (y) in the case of a conflict of interest, one additional counsel for all similarly conflicted Agents and Lenders).

(b)            Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of a single counsel and (x) if necessary, for one additional local counsel per jurisdiction and (y) in the case of a conflict of interest, one additional counsel for all similarly conflicted Agents and Lenders) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence or release of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or its representative’s gross negligence or willful misconduct or breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against any Agent, any Lender or any of their respective Related Parties on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents. This Section 10.04(b) shall not apply with respect to Taxes, as to which Section 2.11 shall govern, other than any Taxes that represent losses, claims, damages and similar costs arising from any non-Tax claim.

(c)            If any payment of principal of, or Conversion of, any Adjusted Term SOFR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(b)(i), 2.09(d) or 2.16, replacement of a Lender pursuant to Section 2.18 or 10.01(b), termination of the Commitments pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05, 6.01 or otherwise, or a Benchmark Replacement occurs pursuant to Section 2.06(e), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)            If any Loan Party fails to pay when due (after giving effect to any extension of time or cure period provided for in or pursuant to the applicable Loan Document) any costs, expenses or other amounts required to be paid by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

(e)            Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.09, 2.11, 7.06 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(f)            No Indemnified Party referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 10.05.       Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have; provided, however, that in the event that any Defaulting Lender exercises such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17(c) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 10.06.       Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and each Agent and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and any other attempted assignment or transfer by the Borrower or any other Loan Party shall be null and void.

SECTION 10.07.       Assignments and Participations; Replacement Notes.

(a)            Each Lender may (and, if demanded by the Borrower in accordance with Section 2.18 will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the related Advances and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under the Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a) or (f) shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed, and in the case of the Borrower, such approval shall be deemed given if not denied in writing within seven (7) Business Days following a request therefor)), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.18 or 2.09(b) shall be an assignment at par of all rights and obligations of the assigning Lender under this Agreement, (v) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative and, so long as no Event of Default under Section 6.01(a) or (f) shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, and in the case of the Borrower, such consent shall be deemed given if not denied in writing within seven (7) Business Days following a request therefor), except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, (vi) no such assignments shall be made to any Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, and (vii) except to the extent contemplated by Section 2.18 or 2.09(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that (x) the Administrative Agent may, in its sole discretion and without the need for obtaining the consent of the Required Lenders, elect to waive such processing and recordation fee in the case of any assignment, and (y) for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.18 and 10.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this Section 10.07(a), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)            Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.11, 7.06, 9.05 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)            By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under the Facility of, and principal amount (and stated interest) of the Advances owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, promptly after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note payable to such Eligible Assignee in an amount equal to the portion of the outstanding Advances purchased by it and any unfunded Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained any portion of the outstanding Advances or any unfunded Commitment hereunder, a substitute Note payable to such assigning Lender in an amount equal to the portion of such Advances and unfunded Commitment retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)            With respect to any Person that becomes a Disqualified Lender after the applicable date of an assignment (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such Person shall not retroactively be disqualified from becoming a Lender with respect to such assignment (but no further or assignments or participations to such Person shall be permitted) and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such Person will not by itself result in such Person no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (f) shall not be void, but the other provisions of this clause (f) shall apply. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Approved Electronic Platform or (B) provide the list of Disqualified Lenders to each Lender requesting the same.

(g)            Each Lender may sell participations to one or more Persons (other than any Loan Party; any Affiliate of a Loan Party; any Defaulting Lender; any natural person; or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) (each such Person, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except that any agreement with respect to such participation may provide that such Participant may have a consent right regarding whether the applicable Lender will approve of an amendment, waiver or consent to the extent such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral and (vi) a Participant shall be entitled to the benefits of Sections 2.09, 2.11, and 10.04(c) (subject to the requirements and limitations therein, including the requirements under Sections 2.11(f) and 2.11(g) (it being understood that the documentation required under Sections 2.11(f) and 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(a); provided, however, that such Participant shall not be entitled to receive any greater payment under Section 2.09, 2.11, or 10.04(c) with respect to any participation than its participating Lender would have been entitled to receive, except, in the case of Sections 2.09 and 2.11 only, to the extent such entitlement to receive a greater payment results from a change in law or increased cost, as applicable, that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or any other Obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of such Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any such Commitment, Advances or any other Obligations, under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Loan Parties (or any of them) furnished to such Lender by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to preserve the confidentiality of any Information received by it from such Lender on the same terms as provided in Section 10.13.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign, or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, any pledge or assignment of, or grant of a security interest in, the Advances owing to such Lender and any Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central bank in accordance with applicable local laws or regulations.

(j)            Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

SECTION 10.08.       Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail (with the executed counterpart of the signature pages attached to the e-mail in .pdf format or similar format) shall be effective as delivery of an original executed counterpart of this Agreement. Copies of originals, including copies delivered by .pdf, or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an electronic signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limitation of the foregoing, (a) to the extent the Administrative Agent has agreed to accept such electronic signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such electronic signature purportedly given by or on behalf of any Loan Party or any other party hereto without further verification and regardless of the appearance or form of such electronic signature and (b) upon the request of the Administrative Agent or any Lender, any electronic signature shall be promptly followed by a manually executed counterpart. Each Loan Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document and (ii) any claim against the Administrative Agent, each Lender for any liabilities arising solely from such Person’s reliance on or use of electronic signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any electronic signature.

SECTION 10.09.       Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

SECTION 10.10.       Survival of Representations. All representations and warranties contained in this Agreement and in any other Loan Document or made in writing by or on behalf of any Loan Party in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the any Lender, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.

SECTION 10.11.       Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, taken, charged, received, reserved or paid under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts contracted for, taken, charged, received, reserved or paid on the Advances, include amounts which, by applicable law, are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and, each Lender receiving the same shall credit the same on the principal of the Obligations of the Borrower under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the Obligations of the Borrower under the Loan Documents are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrower under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Facility all amounts considered to be interest under applicable law at any time contracted for, taken, charged, received, reserved or paid in connection with the Obligations of the Loan Parties under the Loan Documents. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

SECTION 10.12.       Intentionally Omitted.

SECTION 10.13.       Confidentiality.

(a)            Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or any such Related Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any pledgee in connection with any pledge made pursuant to Section 10.07(i), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to the extent required for the purposes of establishing a “due diligence” defense or a defense against a claim that such Agent or Lender has breached its confidentiality obligations, (vii) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B)  any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (C) external auditors as may be required by a Lender’s policies or policies of any governmental or quasi-governmental entity affecting a Lender, (ix) with the consent of the Borrower or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.13 or any other written confidentiality obligation owing to the Parent Guarantor or any of its Subsidiaries, (B) becomes available to such Agent, such Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Parent Guarantor or any of its Subsidiaries without such Agent, such Lender or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent Guarantor or any of its Subsidiaries has been breached, (C) is independently discovered or developed by a party hereto without utilizing any Information received from or on behalf of the Parent Guarantor or its Subsidiaries or violating the terms of this Section or any other written confidentiality obligation owing to the Parent Guarantor or any of its Subsidiaries; or (D) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information that any Loan Party furnishes to the Administrative Agent or any Lender in connection with any Loan Document or the Transactions, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this Section 10.13 (or any other written confidentiality obligation owing to the Parent Guarantor or any of its Subsidiaries) or that is or becomes available to the Administrative Agent or such Lender from a source other than the Loan Parties or the Administrative Agent or any Lender and not known by the Administrative Agent or any Lender to be in violation of any confidentiality agreement with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)            Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent Guarantor, any or its Subsidiaries or their respective securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of any Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall any Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of any Agent or any of its respective directors, officers, agents or employees (i) shall have, and each Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to any Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent or any of its respective directors, officers, agents or employees or breach in bad faith of such Agent’s obligations hereunder or under any other Loan Document.

(c)            Each Loan Party agrees that (i) all Communications it provides to any Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents and the Lenders to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 10.13(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither Agent nor any of its respective Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Agents or any of their respective Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by any Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 10.13(c) shall modify or limit a Person’s obligations under Section 10.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)            Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)            Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agents and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent Guarantor). None of the Loan Parties, Agents or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)            Sections 10.13(b), (c), (d) and (e) are designed to assist the Agents, the Lenders and the Loan Parties, in complying with their respective Contractual Obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. None of any Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does any Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its Contractual Obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 10.14.       Release of Collateral and Guarantees.

(a)            Upon (i) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party to a Person that is not, and is not required to become, a Loan Party, (ii) a sale of the Equity Interests in the Loan Party that owns such Collateral or (iii) upon a Guarantor no longer constituting a Subsidiary of the Parent Guarantor in a transaction permitted under the Loan Documents, then, in such event, the Liens granted to secure the Obligations in such assets shall terminate, and, in the cases of clause (ii) and (iii), the Guaranty of such Guarantor shall terminate (provided that there are no amounts then owing by such Guarantor under such Guaranty and that neither such transaction nor such termination shall result in an Event of Default). The Secured Parties irrevocably authorize the Collateral Agent to, upon such sale, lease, transfer or other disposition, and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents and/or of such Guarantor from its Guaranty (provided that there are no amounts then owing by such Guarantor under such Guaranty and that neither such transaction nor such termination shall result in an Event of Default), in each case, in accordance with the terms of the Loan Documents.

(b)            Upon the Date of Full Satisfaction, the Liens granted by the Collateral Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Secured Parties irrevocably authorize the Collateral Agent to, and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Parties such documents as such Loan Parties shall reasonably request to evidence such termination.

SECTION 10.15.       Intentionally Omitted.

SECTION 10.16.       Patriot Act Notification; Anti-Money Laundering Act; Beneficial Ownership. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that (a) pursuant to the requirements of the Patriot Act and other Anti-Corruption Laws and anti-terrorism laws and regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and such other Anti-Corruption Laws and anti-terrorism laws and regulations and (b) pursuant to the Beneficial Ownership Regulation, it is required, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to obtain a Beneficial Ownership Certification in connection with the execution and delivery of this Agreement. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agent or any Lender to assist such Agent or Lender in maintaining compliance with the Patriot Act and other Anti-Corruption Laws and anti-terrorism laws and regulations including Sanctions and the Trading with the Enemy Act.

SECTION 10.17.       Jurisdiction, Etc.

(a)            Each of the Loan Parties hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, against any Agent, any Lender or any other Indemnified Party in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof and each of the Loan Parties irrevocably and unconditionally submits to the jurisdiction of such courts, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this agreement shall (i) affect any right that any Agent, any Lender or any other Indemnified Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is a party in the courts of any jurisdiction (including, without limitation, in connection with the exercise of any rights under any Loan Document or against any Collateral or the enforcement of any judgment), and each Loan Party hereby submits to the jurisdiction of, and consents to venue in, any such court, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any letter of credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such letter of credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such letter of credit contains its own jurisdiction submission clause.

(b)            Each of the Loan Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any litigation, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court sitting in the City, County and State of New York. Each of the Loan Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.18.       Actions in Concert; Enforcement by the Agents. Notwithstanding anything contained in any of the Loan Documents, the Parent Guarantor, the Borrower, each other Guarantor, each Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Documents or to enforce the guarantee set forth in the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and the Collateral Documents may be exercised solely by the applicable Agent for the benefit of the Secured Parties in accordance with their respective terms and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

SECTION 10.19.      Governing Law. This Agreement and the other Loan Documents, including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination hereof and thereof, shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.20.    WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 10.21.       No Fiduciary Duties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, any Lender or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties acknowledges that the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (w) the Administrative Agent acting as administrative agent hereunder, (x) the Collateral Agent acting as the collateral agent hereunder or (y) the Lenders acting in their respective capacities as such hereunder, that the Administrative Agent, the Collateral Agent or any such Lender may not be entitled to share with any Loan Party. Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent, as if the Collateral Agent were not the Collateral Agent, and as if the Lenders were not Lenders, and without any duty to account therefor to the Loan Parties. Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Collateral Agent, and/or the Lenders and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents and/or the Lenders acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, the Collateral Agent, any Arranger or any Lender as described in this Section 10.21.

SECTION 10.22.      Intentionally Omitted.

SECTION 10.23.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.24, the following terms have the following meanings:

(i)               “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

(ii)              “Covered Entity” means any of the following:

   (A)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

   (B)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

   (C)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)             “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)             “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

THE RMR GROUP LLC, a Maryland limited liability company

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Executive Vice President, General Counsel and Secretary

PARENT GUARANTOR:

THE RMR GROUP INC., a Maryland corporation

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Executive Vice President, General Counsel and Secretary

ADDITIONAL GUARANTOR:

RMR RESIDENTIAL MANAGEMENT GROUP LLC, a Maryland limited liability company

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Executive Vice President, General Counsel and Secretary

Signature Page

ADMINISTRATIVE AGENT, COLLATERAL AGENT, INITIAL LENDER:

CITIBANK, N.A.

By:	/s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

Signature Page

INITIAL LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Shari L. Reams-Henofer
Name: Shari L. Reams-Henofer
Title: Senior Vice President

Signature Page